Exhibit 4.01

LEHMAN BROTHERS HOLDINGS INC.

Performance Securities with Partial Protection Linked to an International Index Basket Due November 14, 2012

Number R-1	$12,000,000
ISIN US52522L4260	CUSIP 52522L426

See Reverse for Certain Definitions

THIS SECURITY (THIS “SECURITY”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO SUCH DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO LEHMAN BROTHERS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, on the Maturity Date, in such coin or currency of the United States of America at the time of payment shall be legal tender for the payment of public and private debts, for each $10 principal amount of the Securities represented hereby, an amount equal to the Payment at Maturity. THE SECURITIES REPRESENTED HEREBY SHALL NOT BEAR ANY INTEREST.

Any amount payable on the Maturity Date hereon will be paid only upon presentation and surrender of this Security.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Each Basket Index is a mark of the sponsor of such Basket Index and has been licensed for use by the Company. The Securities, which are linked to the performance of the Basket Indices, are not sponsored, endorsed, sold or promoted by the sponsors of the Basket Indices and the sponsors of the Basket Indices make no representation regarding the advisability of investing in the Securities.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated: November 14, 2007	LEHMAN BROTHERS HOLDINGS INC.

[SEAL]	By:
Vice President

Attest:
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A.
as Trustee

By:
Authorized Officer

Reverse of Security

This Security is one of a duly authorized series of Securities of the Company designated as Performance Securities with Partial Protection Linked to an International Index Basket Due November 14, 2012 (herein called the “Securities”). The Company may, without the consent of the holders of the Securities, create and issue additional securities ranking equally with the Securities and otherwise similar in all respects so that such additional securities shall be consolidated and form a single series with the Securities; provided that no additional securities can be issued if an Event of Default has occurred with respect to the Securities. This series of Securities is one of an indefinite number of series of debt securities of the Company, issued and to be issued under an indenture, dated as of September 1, 1987, as amended (herein called the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities.

The Payment at Maturity, at the request of the Trustee, shall be determined by the Calculation Agent pursuant to the Calculation Agency Agreement. The Trustee shall fully rely on the determination by the Calculation Agent of the Payment at Maturity and shall have no duty to make any such determination. The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Payment at Maturity on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date.

All calculations with respect to the Basket Ending Level and the Basket Return (including each Index Return) will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Payment at Maturity per $10 principal amount Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

This Security is not subject to any sinking fund.

If an Event of Default with respect to the Securities shall occur and be continuing, the amounts payable on all of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal the Payment at Maturity, which will be calculated as though the date of acceleration were the Maturity Date and the third Business Day immediately preceding the date of acceleration were the Final Valuation Date. If the maturity of the Securities is accelerated because of an Event of Default, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of Securities at the time Outstanding to be affected (each series voting as a class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, if any, or reduce any premium payable on redemption, or make the principal thereof, or premium, if any, or interest thereon, if any, payable in any coin or currency other than that hereinabove provided, without the consent of the holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, or the principal of, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Payment at Maturity with respect to this Security.

The Securities are issuable in denominations of $10 and any whole multiples of $10.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder (the “Holder”) hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Security.

No recourse for the payment of the principal of, premium, if any, or interest on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office or agency in a Place of Payment for this Security, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series or of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company intends to treat, and by purchasing this Security, the Holder agrees to treat, for all tax purposes, this Security as a cash-settled financial contract, rather than as a debt instrument.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Definitions

Set forth below are definitions of the terms used in this Security.

“Basket” shall mean the basket of six Basket Indices.

“Basket Ending Level,” as calculated by the Calculation Agent on the Final Valuation Date, shall be calculated as follows:

Basket Starting Level × [1 + (the sum of (Index Return × Index Weighting) for all Basket Indices)]

“Basket Index” refers to each of the Dow Jones EURO STOXX 50® Index (SX5E), the Nikkei 225SM Index (NKY), the FTSE 100 Index® (UKX), the CECE Composite Index® (CECEEUR), the Swiss Market Index® (SMI) and the S&P®/ASX 200 Index (AS51) or any successor to any of the foregoing.

“Basket Index Sponsor” with respect to each Basket Index shall be as follows: (A) Dow Jones EURO STOXX 50® Index (SX5E), STOXX Limited, (B) the FTSE 100 Index® (UKX), FTSE International Limited (C) the CECE Composite Index® (CECEEUR), Wiener Börse AG, (D) Swiss Market Index® (SMI), SWX Swiss Exchange (E) S&P®/ASX 200 Index (AS51), Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. The Calculation Agent, in its sole discretion, may select new Basket Index Sponsors as described under “Discontinuation of a Basket Index; Alteration of Method of Calculation.”

“Basket Return” as calculated by the Calculation Agent, is calculated as follows:

Basket Ending Level — Basket Starting Level
Basket Starting Level

“Basket Starting Level” equals 100.

“Business Day”, notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the City of New York are authorized or obligated by law to close.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement, dated as of December 21, 2006 between the Company and the Calculation Agent, as amended from time to time, or any successor calculation agency agreement.

“Calculation Agent” shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Payment at Maturity, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

“Closing Price” of a security, on any particular day, means the last reported sales price for that security on the Relevant Exchange at the scheduled weekday closing time of the regular trading session of the Relevant Exchange. If, however, the security is not listed or traded on a bulletin board, then the Closing Price of the security will be determined using the average execution price per share that an affiliate of the Company pays or receives upon the purchase or sale of the security used to hedge the Company’s obligations under the Securities.

“Company” shall have the meaning set forth on the face of this Security.

“Final Valuation Date” shall mean November 9, 2012; provided, however, that if the Final Valuation Date is not a Trading Day or if there is a Market Disruption Event on such day, with respect to a Basket Index, the Calculation Agent will:

•

with respect to each Basket Index for which such day is a Trading Day and for which a Market Disruption Event has not occurred, determine the closing level of such Basket Index for use in calculating the Index Ending Level by reference to the closing level of such Basket Index on that Trading Day; and

•

with respect to each Basket Index for which such day is not a Trading Day or for which a Market Disruption Event has occurred, determine the closing level of such Basket Index for use in calculating the Index Ending Level by reference to the closing level of such Basket Index on the next Trading Day for such Basket Index on which no Market Disruption Event occurs; provided, however, if a Market Disruption Event with respect to such Basket Index occurs on each of the eight Trading Days following the originally scheduled Final Valuation Date, the Calculation Agent shall determine the Closing Level of such Basket Index for use in calculating the Index Ending Level in accordance with the formula for and method of calculating the closing index level of such Basket Index last in effect prior to commencement of the Market Disruption Event (or prior to the non-Trading Day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-Trading Day) on such eighth scheduled Trading Day of each security most recently included in the Basket Index.

“Holder” shall have the meaning set forth on the reverse of this Security.

“Indenture” shall have the meaning set forth on the reverse of this Security.

“Index Closing Level”, as determined by the Calculation Agent, shall mean, with respect to any Trading Day and any Basket Index, the closing level of such Basket Index or the related Successor Index, as the case may be, at the regular official weekday close of the principal trading session of the Relevant Exchange or market for the Basket Index or the Successor Index, as the case may be, on such day, or as determined by the Calculation Agent pursuant to the Calculation Agency Agreement as described below under “Discontinuation of a Basket Index; Alteration of Method of Calculation.”

“Index Return,” as calculated by the Calculation Agent, is calculated as follows for each Basket Index:

Index Ending Level — Index Starting Level
Index Starting Level

“Index Ending Level” shall equal the Index Closing Level of a Basket Index on the Final Valuation Date.

“Index Starting Level”, with respect to any Basket Index, is the closing level of the Basket Index on November 9, 2007. The Index Starting Level for each of the six Basket Indices is as follows:

Dow Jones EURO STOXX 50® Index (SX5E)	4,297.83
Nikkei 225SM Index (NKY)	15,583.42
FTSE 100 Index® (UKX)	6,304.90
CECE Composite Index® (CECEEUR)	2,873.10
Swiss Market Index® (SMI)	8,417.15
S&P®/ASX 200 Index (AS51)	6,545.70

“Index Weighting” shall mean the weighting for each Basket Index. The Index Weightings of the six Basket Indices are as follows:

Dow Jones EURO STOXX 50® Index (SX5E)	40.00%
Nikkei 225SM Index (NKY)	20.00%
FTSE 100 Index® (UKX)	15.00%
CECE Composite Index® (CECEEUR)	10.00%
Swiss Market Index® (SMI)	7.50%
S&P®/ASX 200 Index (AS51)	7.50%

“Market Disruption Event”, with respect to any of the Basket Indices (or any Successor Index) shall mean any of the following events has occurred on any day as determined by the Calculation Agent:

(1) a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of such Basket Index (or the relevant Successor Index) on the Relevant Exchanges for such securities at any time during the one hour period preceding the close of the principal trading session on such Relevant Exchange;

(2) a breakdown or failure in the price and trade reporting systems of the primary market of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of such Basket Index (or the relevant Successor Index) at any time during the one hour period preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate;

(3) a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts or exchange traded funds related to such Basket Index (or the relevant Successor Index) at any time during the one hour period preceding the close of, the principal trading session on such exchange; or

(4) a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in a Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such Basket Index shall be based on a comparison of:

(1) the portion of the level of such Basket Index attributable to that security relative to

(2) the overall level of such Basket Index,

in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:

(1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market;

(2) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(3) a suspension of trading in futures or options contracts on the Basket Index by the primary securities market trading in such contracts by reason of (i) a price change exceeding limits set by such exchange or market, (ii) an imbalance of orders relating to such contracts, or (iii) a disparity in bid and ask quotes relating to such contracts, will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Basket Index; and

(4) a suspension, absence or material limitation of trading on any Relevant Exchange or on the primary market on which futures or options contracts related to the Basket Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Maturity Date” shall mean November 14, 2012, unless that day is not a Business Day, in which case the amount equal to the Payment at Maturity that would otherwise be due on the scheduled Maturity Date will instead be due on the next succeeding Business Day following such scheduled Maturity Date, with the same effect as if paid on the scheduled Maturity Date; provided, that if due to a non-Trading Day or a Market Disruption Event, the Final Valuation Date is postponed so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

“non-Trading Day” shall mean a day other than a Trading Day.

“NYSE” shall mean The New York Stock Exchange, Inc.

“Participation Rate” shall be equal to 146.3%.

“Payment at Maturity”, as calculated by the Calculation Agent, shall equal a cash payment per $10 principal amount Security equal to:

if the Basket Return is positive,

$10 + [$10 × (Basket Return × Participation Rate)]; or

if the Basket return is between 0% and -20% (inclusive),

$10; or

if the Basket Return is less than -20%,

$10 + [$10 × (Basket Return + Protection Percentage)].

“Place of Payment” shall mean the place or places where the Payment at Maturity on the Securities is payable.

“Protection Percentage” equals 20%.

“Relevant Exchange” shall mean, for any security (or any combination thereof) then included in any Basket Index or any Successor Index, the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

“Securities” shall have the meaning set forth on the reverse of this Security.

“Successor Index” shall mean a Dow Jones EURO STOXX 50® Index Successor Index, a Nikkei 225SM Index Successor Index, a FTSE 100 Index® Successor Index, a CECE Composite Index® Successor Index, a Swiss Market Index® Successor Index and a S&P®/ASX 200 Index Successor Index, each as specified under “Discontinuation of a Basket Index; Alteration of Method of Calculation” with respect to each Basket Index.

“Trade Date” shall mean November 9, 2007.

“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on (i) the Relevant Exchanges for securities included in the Basket Indices (or the relevant Successor Indices) and (ii) the exchanges on which futures or options contracts related to the Basket Indices are traded, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

“Trustee” shall have the meaning set forth on the reverse of this Security.

All terms used but not defined in this Security are used herein as defined in the Calculation Agency Agreement or the Indenture.

Calculation Agent

The Calculation Agent will determine, among other things, the Basket Ending Level, the Basket Return, the Index Return for each Basket Index, and the Payment at Maturity, as well as whether the Basket Ending Level is equal to or greater than the Basket Starting Level. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether any of the Basket Indices has been discontinued, and whether there has been a material change in the method of calculation of any of the Basket Indices. All calculations, determinations or adjustments made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Holders and on the Company. The Company may appoint a different Calculation Agent from time to time after the date of the original issue of the Securities without the Holders’ consent and without notifying Holders.

Discontinuation of a Basket Index; Alteration of Method of Calculation

If a Basket Index Sponsor discontinues publication of the related Basket Index and such Basket Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Basket Index (a “Successor Index”), then the Index Closing Level of such Basket Index will be determined by reference to the level of such Successor Index at the close of trading on the Relevant Exchange or market for the Successor Index on any Trading Day. Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the Trustee, to the Company and to the Holders.

If a Basket Index Sponsor discontinues publication of the related Basket Index, and such discontinuation is continuing on any Trading Day, and the Calculation Agent determines, in its sole discretion, that no Successor Index for such Basket Index is available at such time, or if the Calculation Agent has previously selected a Successor Index for such Basket Index and publication of such Successor Index is discontinued, and such discontinuation is continuing on any Trading Day, or if the Basket Index Sponsor (or the publisher of any Successor Index) fails to calculate and publish an Index Closing Level for such Basket Index (or any Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, then the Calculation Agent will determine such Index Closing Level for such Trading Day or such date. The Index Closing Level for such Basket Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Basket Index or Successor Index, as applicable, last in effect on the date prior to such discontinuation or failure to calculate or publish an Index Closing Level for the Basket Index or Successor Index, as applicable, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently included in the Basket Index or Successor Index, as applicable.

If at any time the method of calculating the Basket Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Basket Index or a Successor Index is in any other way modified so that the Basket Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Basket Index or such Successor Index in the absence of such changes or modifications, then the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Level for such Basket Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Basket Index or such Successor Index, as the case may be, as if such changes or modifications were not made, and the Calculation Agent will calculate the Index Closing Level with reference to the Basket Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Basket Index or a Successor Index is modified so that the level of the Basket Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the Calculation Agent will adjust its calculation of the Basket Index or such Successor Index in order to arrive at a level of the Basket Index or the Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT - _________ Custodian _________
(Cust) (Minor)
TEN ENT -	as tenants by the entireties	under Uniform Gifts to Minors
JT TEN -	as joint tenants with right of	Act
	Survivorship and not as tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten.)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

__________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

__________________________

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.